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                                                   Exhibit 8.1



                                                    Direct Dial:  (404) 872-7000
                                                      Direct Fax:  (404)888-7490
                                                               E-mail:  wcsr.com

March 29, 1997


Central and Southern Holding Company
150 West Greene Street
Milledgeville, Georgia  31061

Premier Bancshares, Inc.
2180 Atlanta Place
950 East Paces Ferry Road
Atlanta, Georgia  30326


Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger of Central and Southern Holding Company, a corporation organized and existing under the laws of the State of Georgia ("Central and Southern"), with and into Premier Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia ("Premier"). For purposes of rendering this opinion, we have reviewed and relied on the Agreement and Plan of Reorganization by and between Central and Southern and Premier, dated as of February 3, 1997 (the "Reorganization Agreement"); the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the "S-4") relating to the Premier securities to be issued pursuant to the Reorganization Agreement, the certificates attached hereto, and such other documents as we have considered appropriate. Unless otherwise indicated, terms used in this opinion have the same meaning as in the Reorganization Agreement.

     For purposes of this opinion, we have assumed that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Reorganization Agreement. We have assumed that there is no plan or intention on the part of the shareholders of Central and Southern to sell, exchange or otherwise dispose of a number of shares of Premier Common Stock received in the Merger that would reduce the Central and Southern shareholders' ownership of Premier Common Stock to a number of shares having a value, determined as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Central and Southern Common Stock as of the Effective Time.
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     In addition, we have assumed with your permission that the facts and representations certified to us in writing by Central and Southern and Premier which are set forth in the certificates attached hereto, will apply as of the Effective Time. Copies of such certificates are attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts which have been certified to us, upon which this opinion is based.

     This opinion is based also on the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may change at any time. Any such change may be applied retroactively and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state or local laws, or the tax considerations to certain Central and Southern shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Central and Southern Common Stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Central and Southern Common Stock pursuant to the exercise of Central and Southern options or otherwise as compensation.

     Based upon and subject to the foregoing, we are of the opinion that provided the Merger qualifies as a statutory merger under the GBCC, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that the following are certain federal income tax consequences which will result:

          (a) No gain or loss will be recognized for federal income tax purposes by Central and Southern shareholders upon the exchange of their shares of Central and Southern Common Stock for shares of Premier Common Stock. Each Central and Southern shareholder's basis in the Premier Common Stock received in the exchange will be equal to such shareholder's basis in the Central and Southern Common Stock surrendered in the Merger. Each Central and Southern shareholder's holding period of the Premier Common Stock (for purposes of determining whether gain or loss on a subsequent sale of such stock is long-term or short-term gain or loss) will include the period that such shareholder held his or her Central and Southern Common Stock, provided that the Central and Southern Common Stock was a capital asset in the hands of such shareholder.

          (b) Central and Southern shareholders who receive solely cash pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their stock, as provided in Section 302(a) of the Internal Revenue
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     Code.  Generally, any gain or loss recognized by any such Central and
     Southern shareholder will be capital gain or loss, provided (i) the Central and Southern Common Stock constitutes a capital asset in the hands of such shareholder, and (ii) the requirements of Section 302(b)(1), (2) or (3) of the Internal Revenue Code are met. Each affected Central and Southern shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

          (c) No income, gain or loss will be recognized for federal income tax purposes by Premier or Central and Southern as a consequence of the Merger, except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

          This opinion is being rendered solely to the parties to whom it is addressed and may be relied upon by them and by the shareholders of Central and Southern. This opinion may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm in, and to the filing of this opinion as an exhibit to, the S-4.

                                       Very truly yours,

                                       WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

                           PREMIER BANCSHARES, INC.
                                TAX CERTIFICATE


     This certificate is delivered to Womble Carlyle Sandridge & Rice, PLLC ("WCSR") regarding the Agreement and Plan of Reorganization dated as of February 3, 1997 by and between Premier Bancshares, Inc. ("Premier ") and The Central and Southern Holding Company ("Central and Southern") (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. "Control" within the meaning of Section 368(c) of the Code means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. The "Merger" refers to the acquisition of Central and Southern by Premier pursuant to the Agreement and encompasses any and all related events.

1. I am the Chief Executive Officer of Premier, and as such am authorized to and do execute this Certificate on behalf of Premier. I make this certification to WCSR with the intent and understanding that it will be relied upon by WCSR as a basis for the tax opinion to be given by that firm for purposes of the tax opinion to be filed as an exhibit to the Registration Statement on Form S-4 relating to the shares of Premier Common Stock to be issued pursuant to the Agreement.

2. I certify in my capacity as an officer of Premier that I either have personal knowledge of the facts set forth below or I have obtained information as to these matters from officers or employees or other advisors in whom I have confidence and whose duties require them to have personal knowledge thereof, and on this basis I certify to the correctness of these facts.

3. The fair market value of the Premier stock and other consideration to be received by each Central and Southern shareholder at the Effective Time will be approximately equal to the fair market value of the Central and Southern stock surrendered in the exchange.

4. Premier has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distributions with respect to such stock.

5. Following the Merger, Premier will continue the historic business of Central and Southern or use a significant portion of Central and Southern's historic business assets in a business.

6. Premier, Central and Southern, and the shareholders of Central and Southern will pay their respective expenses, if any, incurred in connection with the Merger or Premier will pay or assume only those expenses of Central and Southern that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

7. There is no intercorporate indebtedness existing between Premier and Central and Southern or any related corporation that was issued, acquired, or will be settled at a discount.
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8.  No two parties to the Merger are investment companies as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code. [Section 368(a)(2)(F)(ii) defines an investment company as a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of all classes of stock outstanding. For this purpose "total assets" shall not include cash and cash items (including receivables) and Government securities.]

9. The fair market value of the assets of Central and Southern transferred to Premier will equal or exceed the sum of the liabilities assumed by Premier plus the amount of liabilities, if any, to which the transferred assets are subject.

10.  No cash will be paid in lieu of fractional shares of Premier stock.

11. None of the compensation received after the Merger by any shareholder-employees (which term includes independent contractors) of Central and Southern will be separate consideration for, or allocable to, any of their shares of Central and Southern stock; none of the shares of Premier stock received by any shareholder-employees of Central and Southern will be separate consideration for, or allocable to, any employment agreement or any services performed before or after the Merger; and the compensation paid by Central and Southern or Premier to any former shareholder-employees of Central and Southern will be for services actually rendered, covenants not to compete, or damages for termination of contractual rights and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services, covenants or damages in similar circumstances.

12. Premier does not own directly or indirectly any stock of Central and Southern and has not caused any other person to acquire stock of Central and Southern on behalf of Premier. To the best of the knowledge of the management of Premier, any purchase of Central and Southern Common Stock by Premier shareholders prior to the Merger was made by such shareholder on its own behalf and with its own funds and not as a representative, or for the benefit of Premier.

13.  The Merger is to be carried out for substantial business purposes.

14. Any shares of Premier Common Stock received in the Merger in exchange for shares of Central and Southern Common Stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and (b) are subject to a substantial risk of forfeiture within the meaning of
Section 83(c) of the Code, will be subject to substantially the same risk of forfeiture.
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15.  The information contained in the Registration Statement referred to in the first paragraph of this Certificate with respect to the Merger is accurate and complete in all material respects as of the date hereof, and you may assume that it will be so at the date on which the Joint Proxy Statement/Prospectus included therein is sent to shareholders and at the Effective Time of the Merger.

16. Premier has not directly or indirectly transferred any cash or property to Central and Southern or a related party for less than full and adequate consideration and has not made any loan to Central and Southern or a related party, in anticipation of the Merger.

17. Premier has no plan or intention to sell or otherwise dispose of the assets of Central and Southern, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code or divestitures required by banking authorities. This Section allows retransfer of assets of Central and Southern to a corporation directly controlled by Premier within the meaning of Section 368(c). Merger of a wholly owned subsidiary of Central and Southern into a wholly owned subsidiary of Premier is not a disposition for purposes of this paragraph.

     Signed this the __ day of March, 1997.

                                       PREMIER BANCSHARES, INC.

                                       By:     /s/ Darrell D. Pittard
                                          -------------------------------------
                                               Darrell D. Pittard
                                       Title:  Chief Executive Officer

                   THE CENTRAL AND SOUTHERN HOLDING COMPANY
                                TAX CERTIFICATE



     This certificate is delivered to Womble Carlyle Sandridge & Rice, PLLC ("WCSR") regarding the Agreement and Plan of Reorganization dated as of February 3, 1997 by and between Premier Bancshares, Inc. ("Premier") and The Central and Southern Holding Company ("Central and Southern") (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement. "Control" within the meaning of Section 368(c) of the Code means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. The "Merger" refers to the acquisition of Central and Southern by Premier pursuant to the Agreement and encompasses any and all related events.

1. I am the Chief Financial Officer of Central and Southern, and as such am authorized to and do execute this Certificate on behalf of Central and Southern. I make this certification to WCSR with the intent and understanding that it will be relied upon by WCSR as a basis for the tax opinion to be given by that firm for purposes of the tax opinion to be filed as an exhibit to the Registration Statement on Form S-4 relating to the shares of Premier Common Stock to be issued pursuant to the Agreement. I have not relied upon WCSR for any representation made herein.

2. I certify in my capacity as an officer of Central and Southern that I have personal knowledge of the facts set forth below and I have obtained information as to these matters from officers or employees or other advisors in whom I have confidence and whose duties require them to have personal knowledge thereof, and on this basis I certify to the correctness of these facts.

3. The fair market value of the Premier stock and any other consideration to be received by each Central and Southern shareholder will be approximately equal to the fair market value of the Central and Southern stock surrendered in the exchange.

4. To the best of the knowledge of the management of Central and Southern there is no plan or intention by (a) the shareholders of Central and Southern who own 5 percent or more of the Central and Southern stock;or (b) the remaining shareholders of Central and Southern, to sell, exchange, engage in a transaction that would result in a reduction in the risk of ownership or an indirect disposition of the Premier shares received in the transaction, that would reduce the Central and Southern shareholders' ownership of Premier stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Central and Southern as of the same date. For purposes of this representation, shares of Central and Southern stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Premier stock will be treated as outstanding Central and Southern stock on the date of the transaction. Moreover, shares of Central and Southern stock and shares of Premier stock held by Central and Southern shareholders and otherwise sold, redeemed, or disposed of prior (under circumstances that could require those shareholders to be treated as the pre-Merger Central and Southern shareholders referred to above) or subsequent to the transaction will be considered in making this representation.

5. The liabilities of Central and Southern assumed by Premier and the liabilities to which the transferred assets of Central and Southern are subject were incurred by Central and Southern in the ordinary course of its business.

6. Central and Southern will pay only its expenses and not those of its shareholders or Premier incurred in connection with the transaction.

7. There is no intercorporate indebtedness existing between Central and Southern and Premier that was issued, acquired, or will be settled at a discount.

8. Central and Southern is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code. [Section 368(a)(2)(F)(ii) defines an investment company as a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of all classes of stock outstanding. For this purpose "total assets" shall not include cash and cash items (including receivables) and Governments securities.]

9. Central and Southern is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code as a voluntary or involuntary petitioning debtor.

10. The fair market value of the assets of Central and Southern transferred to Premier will equal or exceed the sum of the liabilities assumed by Premier plus the amount of liabilities, if any, to which the transferred assets are subject.

11.  No cash will be paid in lieu of fractional shares of Premier stock.

12. None of the compensation received before or after the Merger by any shareholder-employees (which term includes independent contractors) of Central and Southern will be separate consideration for, or allocable to, any of their shares of Central and Southern stock; none of the shares of Premier stock received in the Merger for Central and Southern stock (including Central and Southern stock to be received pursuant to existing Central and Southern benefit plans) by any shareholder-employees of Central and Southern will be separate consideration for, or allocable to, any employment agreement or any services performed before or after the Merger; and the compensation paid, pursuant to any employment agreements becoming effective as of the Effective Time by Premier or a related party to any former shareholder-employees of Central and Southern will be for services actually rendered, covenants not to compete, or damages for termination of contractual rights and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services, covenants or damages.

13. Central and Southern does not own directly or indirectly any stock in Premier (other than in a fiduciary capacity).

14.  The Merger is to be carried out for substantial business purposes.

15. Dividends, if any, that Central and Southern has paid in anticipation of the Merger or may pay to its shareholders prior to the Effective Date have been and will be regular and normal distributions made in accordance with Central and Southern's past practices and no share of Central and Southern Common Stock has been or will be redeemed in anticipation of the Merger.

16. At all times during the five-year period ending on the Effective Time of the Merger, the fair market value of all of Central and Southern's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, plus (c) any other of its assets which are used or held for use in a trade or business. Central and Southern's United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the U.S. Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest. Central and Southern is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which is a partner or beneficiary, and any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by, in the case of a first-tier subsidiary of Central and Southern, or by a controlled corporation, in the case of a lower-tier subsidiary. The foregoing representation is derived from Code Section 896, "Disposition of Investment in United States Real Property."

17. Central and Southern has not filed, nor does it hold any asset subject to, a consent pursuant to Section 341(f) of the Code and regulations thereunder.

     Signed this the ____ day of March, 1997.

                                       THE CENTRAL AND SOUTHERN HOLDING COMPANY


                                       By     /s/ Mike Ricketson
                                         --------------------------------------
                                              Mike Ricketson
                                       Title: Chief Financial Officer